Exhibit 3.217

State of Pennsylvania

Secretary of the Commonwealth

Filed March 16, 2006

Entity No: 587835

Certificate of Organization

Domestic Liability Company

(15 Pa.C.S. § 8913)

In compliance with the requirements of 15 Pa.C.S. § 8913 (relating to certificate of organization), the undersigned desiring to organize a limited liability company, hereby certifies that:

1. The name of the limited liability company is MJM Designer Shoes of Pennsylvania, LLC.

2. The name of its commercial registered office provider and the country of venue is

Corporation Service Company, Dauphin County.

3. The name and address, including street number, if any, of each organizer is Cindy Rashed

Reilly, c/o Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022.

4. A member’s interest in the company is to be evidenced by a certificate of membership interest.

/s/ Cindy Rashed Reilly